Press Contacts:   Peter Cincogrono                   Diane Ugolik
                  E-Sync Networks, Inc.              Sterling Hager, Inc.
                  203.853.7400                       617.926.6665
                  pcincogrono@e-syncnet.com          dugolik@sterlinghager.com


                 Wiltek, Inc. Merges into E-Sync Networks, Inc.
           --Global Leader in Web-Based Business-Business Solutions, a
                 Premier Managed E-Business Service Provider --


Norwalk, CT -- July 28, 1999 -- Effective as of the open of business on July 28, 1999, Wiltek, Inc., a Connecticut corporation, was merged with and into its wholly-owned subsidiary, E-Sync Networks, Inc., a Delaware corporation, pursuant to an Agreement and Plan of Merger dated as of July 15, 1999, by and between Wiltek, Inc. and E-Sync Networks, Inc. As of July 28, 1999, shares of common stock of E-Sync Networks, Inc. will be traded on the OTC Bulletin Board under the symbol ESNI.

"Wiltek's established assets further support E-Sync Networks' mission to provide FORTUNE 1000 companies cutting edge technologies that leverage key business partnerships online," states John Maxwell, Chairman and CEO of E-Sync Networks. "Wiltek's secure messaging products solidify E-Sync Networks' solutions offerings to managed business-to-business communications."

For over 20 years, Wiltek specialized in providing messaging integration, directory synchronization and consulting services to companies that required message connectivity between disparate email platforms. Wiltek's offerings included TotalMail, hosted secure email solutions; fax management services including application-to-fax, secure email-to-fax; fax to email connectivity; standards-based directory synchronization and message switching.

ABOUT E-SYNC NETWORKS, INC.

Headquartered in Norwalk, Connecticut, E-Sync Networks, Inc. (OTC:ESNI) is a leading Managed E-business Service Provider (MESP) offering the consulting expertise, superior technology, and high-performance hosting capabilities to link business partners on the Web. The Company has an extensive Fortune 1000 client base, including Ford(TM), IBM(TM), Pepsi(TM), Traveler's Insurance, ESPN, and Dun & Bradstreet, and has offices throughout the US and Europe. E-Sync Networks is affiliated with Commercial Electronics Capital Partnership, LP (www.cellc.com), an exclusive partner of TRW, Inc. (NYSE: TRW), established solely to create independent businesses founded on TRW technologies in markets outside of TRW's strategic interests. More information can be found on the Internet at www.e-syncnet.com.

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